News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact:  Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces Completion of Refinancing, Cure of Defaults
- New Structure Will Better Serve Company's Financial and Operational Needs -
- Company Renews Employment Contracts with CEO, COO -

SAN ANTONIO, TX - June 7, 2004 - Luby's, Inc. (NYSE: LUB) today announced that it has entered into agreements to refinance the Company's outstanding bank debt, amend the terms of the Company's outstanding subordinated convertible debt, and renew the employment contracts of Chris Pappas, President and Chief Executive Officer, and Harris Pappas, Chief Operating Officer.  The new bank debt structure consists of a $50 million secured revolving line of credit ("revolver") and a $27.9 million secured term loan.

"We are very pleased to have refinanced our debt into a structure that better suits our current financial and operational strategies," said Chris Pappas.  "With this new structure, we can continue to pay down our debt with the sale of excess real estate properties while still having the flexibility provided by a traditional revolver."

JPMorgan Chase Bank, a member of the Company's previous lending group, will participate in and act as administrative agent of the revolver.  Wells Fargo Bank, N.A. and Southwest Bank of Texas, N.A. have been designated documentation agents, and one other bank completes the lending group.  J. P. Morgan Securities Inc. advised the Company with respect to its refinancing efforts.  Although only $36.3 million has been drawn by the Company in connection with the refinancing, the total amount of credit available to the Company under the revolver is $50 million.  The interest rate is primarily tied to the London InterBank Offered Rate (LIBOR).

The $27.9 million term loan, which is being arranged by Guggenheim Corporate Funding, LLC, will be paid down as the Company continues to sell closed restaurant properties currently held for sale.  Under this agreement, interest rates are reduced at certain increments as the balance is paid down.  While no periodic principal payments are required (other than in connection with the sale of properties), any balance remaining at the loan's maturity must be paid in full.  Both the revolver and the term loan agreements call for three-year terms; and each contains financial performance covenants, provisions limiting use of the Company's cash, and events of default in connection with the Company's relationship with Chris and Harris Pappas.

As of the date of this release, the Company's senior debt has been completely refinanced.  In addition to the $36.3 million revolver and $27.9 million term loan, the Company funded the balance of the credit-facility pay-off from real estate sales and short-term investments.

Chris and Harris Pappas have entered into new employment agreements with the Company, each for a term of two years.  As they have over the past three years, they will both continue to devote their primary time and business efforts to Luby's, while maintaining their roles at Pappas Restaurants, Inc.

"Harris and I are pleased to continue the work that we started when we joined Luby's more than three years ago.  We feel that the Company has made tremendous progress, but we know there is still much work to do," said Chris Pappas.  "We will continue to focus our energy toward making Luby's even stronger, healthier, and more competitive in all of our markets."

- more -

The new agreements with Chris and Harris Pappas amend the terms of the Purchase Agreement dated March 9, 2001, and cure the default associated with the Company's convertible subordinated debt.  Under the new terms of the subordinated convertible debt, the notes will remain unsecured and subordinate to the Company's senior indebtedness.  The seven-year notes bear interest at a floating rate over prime, decreasing with the level of the senior debt.  The notes remain convertible at a conversion price of $5.00 per share until June 7, 2005.  On that date, the conversion price will become $3.10, although a change in control, as defined by the amended agreements, at an earlier date would trigger the new conversion price.  In addition, for so long as the subordinated debt is held by Chris and Harris Pappas or both of them are executive officers of the Company, they are entitled to nominate three individuals to serve as directors of the Company.  The accounting treatment related to the original notes, as well as the amended instruments, will be described in more detail in the Company's upcoming periodic SEC filing.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 139 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).  For more information about Luby's, visit the Company's website at www.lubys.com.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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